Exhibit 3.13

KEY CENTER PROPERTIES LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

Dated as of December 22, 2005

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		Page

13.5	Interpretation	35

13.6	Headings	35

13.7	Governing Law; Jurisdiction	35

13.8	Incorporation by Reference	36

13.9	Severability	36

13.10	Additional Documents and Acts	36

13.11	Multiple Counterparts	36

13.12	Attorney Fees	36

13.13	Time is of the Essence	36

13.14	Remedies Cumulative	36

13.15	Waivers	36

13.16	Waiver of Jury Trial	36

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

KEY CENTER PROPERTIES LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Key Center Properties LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of December 22, 2005 (the “Effective Date”) between Key Center Properties Limited Partnership, an Ohio limited partnership (“KCPLF”), and Wells REIT II – Key Center, LLC, a Delaware limited liability company (“Wells”).

RECITALS

A.         The Company was organized under the Delaware Limited Liability Company Act, as amended (the “Act”) by the filing of a certificate of formation (the “Certificate”) with the Delaware Secretary of State on November 2, 2005. KCPLP was admitted to the Company as its sole member as of November 2, 2005.

B.         In accordance with that certain Recapitalization and Reconstitution Agreement dated as of November 30, 2005, among KCPLP, the Company, Wells, OTR, an Ohio General Partnership (“OTR”), Jacobs Realty Investors Limited Partnership, a Delaware limited partnership (“JFI”), JG Key Center Properties LLC, an Ohio limited liability company (“JG”), Key Center Lessee Limited Partnership, an Ohio limited partnership (“KC Lessee”), Key Center Lessee Corp., an Ohio corporation, Wells TRS II – Hotel, LLC, a Delaware limited liability company, and Chicago Title Insurance Company (the “Contribution Agreement”), KCPLP contributed to the Company certain property known as the Key Center, situated in Cleveland, Cuyahoga County, Ohio, consisting of the fee and leasehold interests more particularly described in Exhibit A, attached hereto and made a part hereof (the “Property”), together with all personal property owned by KCPLP and situated on, or used in connection with, the Property and all buildings, structures, improvements, appurtenant rights, ground leases, space leases, financing, management agreements, and contract rights of every kind and nature held by KCPLP and related to the Property all as more fully described in the Contribution Agreement (collectively, with the Property, the “Project”). The Project was contributed subject to that certain mortgage loan made by Teachers Insurance and Annuity Association (“TIAA”) and New York State Teachers’ Retirement System (“NYSTRS”) to KCPLP and evidenced by those certain notes dated December 20, 1996 from KCPLP, as maker, to TIAA and NYSTRS, as payees, in the original principal amount of $185,000,000 (the “TIAA Loan”) and to those two certain mortgage loans, one in the original principal amount of $10,000,000 secured by the office tower comprising a portion of the Project and the other in the original principal amount of $7,900,000 secured by the hotel comprising a portion of the Project, each evidenced by notes dated September 14, 1990 from KCPLP, as maker, to the City of Cleveland, as payee (collectively, the “UDAG Loan”).

C.         The following transactions have been effected on or prior to the date hereof, in the following order:

(1)         Wells Real Estate Investment Trust II, Inc., a Maryland corporation (“Wells REIT”), loaned KCPLP Seventy-Two Million Eight Hundred Eighty-Five Thousand Four Hundred Thirty-Eight and 89/100 Dollars ($72,885,438.89), evidenced by that certain Note dated of even date herewith, secured by a pledge of KCPLP’s membership interest in the Company (the “Wells Mezzanine Loan”).

(2)         Jacobs contributed to KCPLP (a) cash in the amount necessary to satisfy its obligations under the Recapitalization Agreement (the “Jacobs Contribution”) and (b) the [Thompson Hine lease amendment], which the Members agree has a gross asset value of $3,461,113.78 (the “TH Amendment”).

(3)         KCPLP (a) distributed a fifty percent (50%) membership interest in the Company and cash in the amount of the Jacobs Contribution to OTR in redemption of OTR’s interest in KCPLP, and (b) contributed the TH Amendment to the Company.

(4)         Wells purchased the membership interest in the Company held by OTR for Seventy-One Million One Hundred Fifty-Four Thousand Eight Hundred Eighty-Two Dollars ($71,154,882).

(5)         Wells contributed to the Company cash in the amount of One Million Seven Hundred Thirty Thousand Five Hundred Fifty-Six and 89/100 Dollars ($1,730,556.89).

(6)         Wells loaned to the Company $152,277,237.54, which constitutes the outstanding principal balance of, and all accrued but unpaid interest on, the TIAA Loan (but not including the Additional Payoff Amount, as defined in the Contribution Agreement) (the “Wells Mortgage Loan”), evidenced by that certain Note dated the Effective Date from the Company, as maker, to Wells, as payee and holder, secured by a first mortgage encumbering the Project, the proceeds of which were used by the Company to repay the TIAA Loan and to cause TIAA and NYSTRS to assign the TIAA Loan to Wells, with the Additional Payoff Amount being paid by KCPLP.

(7)         The Company distributed to KCPLP cash in the amount of One Million Seven Hundred Thirty Thousand Five Hundred Fifty-Six and 89/100 Dollars ($1,730,556.89).

D.         KCPLP and Wells (each, a “Member” and collectively, the “Members”) now desire to set forth herein the respective rights, duties and responsibilities of the Members with respect to the Company.

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

ARTICLE 1

DEFINITIONS; USAGE

1.1         Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“Accounting Policies” has the meaning set forth in Section 11.4(a).

“Act” has the meaning set forth in Recital A.

“Additional Capital Contribution” has the meaning set forth in Section 3.3.

“Additional Payoff Amount” has the meaning set forth in Recital C.

“Additional Member” means any Person admitted to the Company as a Member after the Effective Date in accordance with Section 7.2.

“Adjusted Capital Account Balance” means, with respect to any Member at any time, such Member’s Capital Account balance at such time (a) increased by any amount such Member is deemed obligated to contribute to the Company pursuant to Treasury Regulation Sections 1.704-l(b)(2)(ii)(c), 1.704-2(g)(l), or 1.704-2(i)(5) and (b) decreased by reasonably expected adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4),(5)or(6).

An “Affiliate” of a specified Person is (i) any Person who directly or indirectly controls, is controlled by or is under common control with the specified Person, and (ii) any Person who, directly or indirectly, is the beneficial owner of 50% or more of any class of equity securities of, or equity ownership interests in, the specified Person, or of which the specified Person, directly or indirectly, is the owner of 50% or more of any class of equity securities or equity ownership interests.

“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement, as amended from time to time.

“Annual Budget” means an Annual Capital Budget or an Annual Operating Budget.

“Annual Business Plan” has the meaning set forth in Section 6.8(a).

“Annual Capital Budget” has the meaning set forth in Section 6.8(a).

“Annual Operating Budget” has the meaning set forth in Section 6.8(a).

“Bankruptcy” means any of the following: (a) the filing of a voluntary petition under any federal or state law for the relief of debtors; (b) the filing of an involuntary proceeding under any such law; (c) the making of a general assignment for the benefit of the assignor’s creditors, (d) the appointment of a receiver or trustee for a substantial portion of a Person’s assets; or (e) the seizure by a sheriff, receiver or trustee of a substantial portion of a Person’s assets; provided, however, that no bankruptcy shall be deemed to have occurred in the case of an event described in clause (b), (d) or (e) above, until the proceeding, appointment or seizure has been pending for ninety (90) days.

“Bankruptcy Action” means the taking of an action to (a) institute proceedings to have the Company be adjudicated bankrupt or insolvent; (b) consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy; (c) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property; (d) make any assignment for the benefit of creditors of the Company; (e) admit in writing the Company’s inability to pay its debts generally as they become due; or (f) declare or effectuate a moratorium on the payment of any obligation.

“Book Value” of any Company asset means the adjusted basis of that asset for federal income tax purposes, except that (a) the initial Book Value of any asset contributed to the Company in-kind shall be the fair market value of such asset at the time of its contribution, as agreed by the Members, and shall subsequently be adjusted in accordance with clause (b) of the definition of “Profits and Losses”; and (b) the Book Values of Company assets may be adjusted by the Tax Matters Member in accordance with Section 3.4(c), following which such adjusted Book Values shall be further adjusted in accordance with clause (c) of the definition of Profits and Losses.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Cleveland, Ohio are authorized or required to close.

“Capital Account” of a Member means the account maintained by the Company for such Member pursuant to Section 3.4.

“Capital Contributions” of a Member means the aggregate amount of cash and the net Book Value of any property actually or deemed contributed by such Member to the Company pursuant to this Agreement.

“Call” has the meaning set forth in Section 8.1.

“Call Closing Date” has the meaning set forth in Section 8.2(c).

“Call Notice” has the meaning set forth in Section 8.2(a).

“Certificate” has the meaning set forth in Recital A.

“Certificate of Membership Interest” means a certificate in the form attached hereto as Exhibit B, which is to be delivered to each Member pursuant to Section 2.10 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Key Center Properties LLC, the limited liability company formed pursuant to the Certificate and this Agreement.

“Company Accountant” means Ernst & Young, unless and until another nationally or regionally recognized accounting firm is appointed by the Company with the unanimous approval of the Members.

“Company Assets” means all assets owned by the Company from time to time.

“Company Business” has the meaning set forth in Section 2.4.

“Company Expenses” has the meaning set forth in Section 6.9(b).

“Effective Date” has the meaning set forth in the Preamble.

“Financial Agreement” means, collectively, that certain Financial Agreement between the city of Cleveland (the “City”) and Public Square North Community Urban Redevelopment Corporation, dated July 6, 1988, that certain Financial Agreement between the City and Society Tower Community Urban Redevelopment Corporation, dated July 6, 1988, as amended, that certain Financial Agreement between the City and Mall A Community Urban Redevelopment Corporation, dated July 6, 1988, as amended, and that certain Financial Agreement between the City and Memorial Park Garage Community Urban Redevelopment Corporation, dated July 6, 1988, as amended.

“Fiscal Year” has the meaning set forth in Section 11.1.

“Foreign Certificate” means the application for registration as a Foreign Limited Liability Company filed with the Ohio Secretary of State on behalf of the Company on November 7, 2005.

“Garage Lease” means that certain sublease from Memorial Park Garage Community Urban Redevelopment Corporation to Memorial Park Garage Limited Partnership (“MPGLP”), dated November 1, 1989, which sublease was assigned to and assumed by KCPLP by Assignment and Assumption of Sublease from MPGLP to KCPLP dated December 30, 1996, and which was further assigned to and assumed by the Company by Assignment and Assumption of Leases from KCPLP to the Company, dated as of the Effective Date.

“Garage Management Agreement” means that certain Parking Management Agreement between KCPLP and the Garage Manager, dated February 26, 1999, which agreement was assigned to, and assumed by, the Company as of the Effective Date.

“Garage Manager” means Standard Parking.

“Hotel Lease” means that certain Lease dated December 14, 1998, from Mall A Community Urban Redevelopment Corporation, as landlord to Mall A Limited Partnership, as tenant, which Lease was assigned by Mall A Limited Partnership to KCPLP by Assignment and Assumption of Leases, dated December 30, 1996, and which Lease was further assigned by

KCPLP to the Company by Assignment and Assumption of Leases, dated as of the Effective Date, subject to the Hotel Sublease.

“Hotel Management Agreement” means that certain Hotel Management Agreement between KC Lessee and the Hotel Manager, dated June 14, 1991, as amended.

“Hotel Manager” means Marriott Hotel Services, Inc.

“Hotel Sublease” means that certain Sublease from KCPLP to KC Lessee dated as of December 30, 1996, a memorandum of which was filed for record December 30, 1996 and recorded in Volume 96-12739, Page 30 of Cuyahoga County Records, as amended by Amendment to Memorandum of Sublease dated March 7, 1997 which was filed for record March 11, 1996 and recorded in Volume 97-02027, Page 14 of Cuyahoga County Records, which Sublease was assigned to the Company by KCPLP by Assignment and Assumption of Leases, dated as of the Effective Date.

“Initial Capital Contributions” of a Member means the Capital Contributions made or credited as having been made by such Member pursuant to Section 3.2.

“Interest” means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Laws” means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders, judicial decisions, common law and other governmental and utility company requirements (including those relating to the environment, health and safety and disabled persons).

“Liquidating Capital Transaction” means a sale, involuntary conversion or other disposition of all or substantially all of the Project in liquidation of the Company as defined in Treasury Regulation Section 1.704-l(b)(2)(ii)(g).

“Major Capital Transaction” means any voluntary or involuntary sale, assignment, loan, hypothecation, financing, refinancing, conveyance, exchange, condemnation, conversion, damage or destruction of all or any portion of the Project, excluding dispositions of personal property and equipment in the ordinary course of business, that generates gross proceeds, awards, insurance proceeds or loan proceeds to the Company in an amount that the Managing Member determines to be material.

“Managing Member” means KCPLP, the Member designated to serve as Managing Member pursuant to Section 6.1(b).

“Member” has the meaning set forth in Recital D and shall include any Additional Member and Substituted Member admitted to the Company in accordance with the terms of this Agreement.

“Member Nonrecourse Debt” means a liability of the Company described in Treasury Regulation Section 1.704-2(b)(4) for which a Member bears the economic risk of loss.

“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, the amount that would be treated as Minimum Gain if the liability were a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i).

“Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions”, as defined in Treasury Regulation Section 1.704-2(i), and means the Company losses, deductions or Code section 705(a)(2)(B) expenditures that are attributable to Member Nonrecourse Debt, as determined pursuant to Treasury Regulation Section 1.704-2(i).

“Minimum Gain” means, with respect to each Nonrecourse Liability of the Company, the amount of gain the Company would realize if the property subject to such Nonrecourse Liability were disposed of for no consideration other than full satisfaction of the Nonrecourse Liability, determined in accordance with the rules set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Net Capital Proceeds” means all cash proceeds (including sale proceeds, loan proceeds, insurance proceeds, condemnation proceeds, recoveries, damages, and awards) realized by the Company from any Major Capital Transaction, plus cash interest payments received with respect to such proceeds, decreased by the sum of (a) the amount of such proceeds applied by the Company to pay debts and liabilities encumbering the Property; (b) any incidental or ancillary expenses, costs, or liabilities incurred by the Company in effecting or obtaining any such Major Capital Transaction or the proceeds thereof (including attorneys’ and accountants’ fees, court costs, recording fees, transfer taxes and fees, appraisal costs, brokerage fees, and the like), all of which expenses, costs, and liabilities shall be paid from the gross amount of such cash proceeds to the extent thereof; (c) the amount deemed necessary or appropriate by the Managing Member to establish or replenish Reserves or for working capital requirements of the Company; and (d) the payment of such other Company expenses, debts and liabilities as the Managing Member shall deem appropriate.

“Net Operating Cash Flow” means all cash operating receipts realized by the Company in connection with operation of the Property during any given fiscal period, exclusive of Capital Contributions, Net Capital Proceeds and the proceeds of indebtedness of the Company, if any, that the Managing Member determines to be available for distribution by the Company after (a) payment of all Company operating expenses and outstanding third-party debts and liabilities of the Company (to the extent that such debts and liabilities are then due) and (b) any additions to Reserves deemed appropriate by the Managing Member.

“Nonrecourse Deductions” means the excess, if any, of the net increase, if any, in the amount of Minimum Gain during a Fiscal Year over the aggregate amount of distributions during that Fiscal Year of proceeds of a Nonrecourse Liability, as defined in Treasury Regulation Sections 1.704-2(b)(i) and 1.704-2(c).

“Nonrecourse Liability” means a liability of the Company described in Treasury Regulation Section 1.704-2(b)(3).

“Office Lease” means that certain Lease/Agency Agreement dated December 14, 1988, a Memorandum of which is filed of record in Volume 88-6553, Page 13, of the Cuyahoga County Records, which Lease was assigned to KCPLP by Assignment and Assumption of Leases dated as of December 30, 1996, recorded in Volume 96-12738, Page 49, of the Cuyahoga County Records, and was further assigned to the Company by Assignment and Assumption of Leases of even date herewith.

“Office Management Agreement” means that certain Office Management Agreement by and between the Company and Office Manager, dated as of even date herewith.

“Office Manager” means JG Office Management LLC, an Ohio limited liability company.

“Percentage Interests” means fifty percent (50%) as to Wells and fifty percent (50%) as to KCPLP.

“Permitted Transferee” has the meaning set forth in Section 10.4.

“Person” means an individual, sole proprietorship, joint venture, partnership, trust, estate, association, corporation, limited liability company, limited liability partnership, unincorporated organization, profit-sharing or other employee benefit plan, institution or other entity.

“Prime Rate” means, as to a Member loan under Section 3.7, the interest rate published as the prime interest rate by the Wall Street Journal on the date of the applicable Member loan, or if the Wall Street Journal no longer publishes a prime interest rate, then the prime rate as published in another national publication selected by Wells, also on the date of the applicable Member loan.

“Profits” and “Losses” for each Fiscal Year or part thereof means the income and loss of the Company for that period, as determined for federal income tax purposes, including all distributive items under Code section 702, adjusted to take into account any tax-exempt income of the Company and any expenses of the Company that are described in Code section 705 or 709 as not deductible or chargeable to capital account, and further adjusted as follows:

(a)        Upon adjustment of the Book Value of Company Assets pursuant to Section 3.4(b) or (c), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Company Assets;

(b)        items of depreciation, amortization and other cost recovery with respect to Company Assets having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to such Company Asset’s Book Value in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(g);

(c)        items of income, gain, loss or deduction attributable to the disposition of Company Assets having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to such Company Asset’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g); and

(d)        items specially allocated pursuant to Sections 5.3 through 5.6 shall not be taken into account in calculating Profits and Losses.

“Project” has the meaning set forth in Recital B.

“Property” has the meaning set forth in Recital B.

“Purchase Price” has the meaning set forth in Section 8.2(b).

“Reserves” means amounts the Members unanimously agree should be retained by the Company to meet (a) the obligations, taxes, and debts of the Company and third party claims against the Company, (b) accrued, contingent or unforeseen liabilities of the Company, (c) commitments for future expenditures of the Company or (d) working capital or other needs of the Company.

“Substituted Member” means any Person admitted to the Company as a Substituted Member pursuant to the provisions of this Agreement.

“Tax Abatement Period” means the period commencing on the date hereof and ending on July 6, 2008.

“Tax Matters Member” has the meaning set forth in Section 11.5.

“Transfer” means to sell, transfer, assign, pledge, hypothecate, mortgage or otherwise dispose of all or part of an Interest in the Company, whether voluntarily or by operation of law.

“Treasury Regulation” means the Income Tax Regulations promulgated under the Code, as they may be amended from time to time.

“UDAG Loan” has the meaning set forth in Recital B.

“UDAG Loan Documents” means, collectively, the documents evidencing and securing the UDAG Loan.

“Unreturned Capital Contributions” means the aggregate Capital Contributions of a Member, less aggregate distributions to such Member pursuant to Sections 4.2(a).

“Wells Mezzanine Loan” has the meaning set forth in Recital C.

“Wells Mortgage Loan” has the meaning set forth in Rental C.

“Wells REIT” has the meaning set forth in Recital C.

1.2 Usage and Construction.

(a)        Whenever required by the context hereof, all pronouns and any variations thereof will be deemed to refer to the masculine, feminine and neuter, singular and plural.

(b)        The term “including” when used in this Agreement means including but not limited to.

(c)        Any reference herein to the Code, Treasury Regulations, the Act or other statutes or laws shall include all amendments, modifications, or replacements of the specific sections and provisions concerned.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1        Formation; Qualification. The Company was organized as a limited liability company by the filing of the Certificate pursuant to the Act with the Secretary of State of the State of Delaware on November 2, 2005. The Company filed the Foreign Certificate on November 7, 2005. The Managing Member shall file any amendments to the Certificate or the Foreign Certificate and shall take such other action as may be necessary or appropriate to perfect and maintain the status of the Company as a limited liability company and to protect the limited liability of the Members in Delaware and in each other jurisdiction in which the Company engages in business or owns or uses property.

2.2        Name. The name of the Company shall be “Key Center Properties LLC” or such other name as the Members may select from time to time. The business of the Company shall be conducted solely under such name and all assets of the company shall be held under such name.

2.3        Term. The term of the Company (the “Term”) commenced on November 2, 2005, the date of filing of the Certificate with the Secretary of State of the State of Delaware, and shall continue until such time as the Company is dissolved and terminated pursuant to Article 9.

2.4        Purposes of the Company. The purposes of the Company (the “Company Business”) shall be to (a) acquire, manage, lease, hold for investment, finance, refinance, encumber, and eventually sell and dispose of the Project and (b) engage in such activities as the Managing Member deems necessary or appropriate in connection with or incidental to the foregoing. The Company shall not engage in any other business or activity unless approved by the Managing Member and Wells as a Major Decision in accordance with Section 6.6 below.

2.5        Names and Addresses of Members. The name, address, Capital Contributions and Unreturned Capital Contributions of each Member are shown on Exhibit B, which shall be amended from time to time by the Managing Member and distributed to the Members in order to reflect new Members, to delete Persons who cease to be Members and to reflect changes in the information contained in Exhibit B.

2.6        Principal Place of Business. The principal place of business of the Company shall be located at the address of the Property, or at such other location as the Managing Member may determine.

2.7        Ownership of Company Assets. All property acquired by the Company, real, personal or mixed, tangible or intangible, shall be owned by the Company as an entity, and no Member, individually, shall have any ownership interest therein.

2.8        No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be an agent, partner or joint venturer of any other Member, for any purposes other than for tax purposes, and this Agreement shall not be construed to suggest otherwise.

2.9        Registered Office and Agent. The Company shall continuously maintain in each of the State of Delaware and the State of Ohio a registered office and statutory agent for the service of process as determined by the Managing Member. The initial registered office and agent of the Company in Delaware and Ohio are specified in the Certificate and the Foreign Certificate, respectively.

2.10        Certificate of Membership Interest; Interest as a Security. The Interest of each Member shall be evidenced by a Certificate of Membership Interest in the form attached hereto as Exhibit B. The Managing Member shall deliver a Certificate of Membership Interest to each Member. Each Member’s Interest shall constitute a security pursuant to Article 8 of the Delaware Revised Uniform Commercial Code, Title 6, Section 8-101 et. seq. of the Delaware Code. KCPLP has pledged its Interest to Wells REIT and delivered its Certificate of Membership Interest to Wells REIT as security for the Wells Mezzanine Loan, and Managing Member shall cause the Company to keep a record of such pledge among its business records.

ARTICLE 3

CAPITAL

3.1        Initial Capital Contributions; Payment of TIAA Loan. On the Effective Date:

(a)        KCPLP contributed the Project to the Company, subject to the TIAA Loan and the UDAG Loan. The Project, net of the TIAA Loan and the UDAG Loan, has a fair market value of One Hundred Forty-Two Million Three Hundred Nine Thousand Seven Hundred Sixty-Two and 54/100 Dollars ($142,309,762.54).

(b)        KCPLP contributed the TH Lease to the Company for a gross asset value of Three Million Four Hundred Sixty-One Thousand One Hundred Thirteen and 78/100 Dollars ($3,461,113.78).

(c)        Wells made a Capital Contribution to the Company in the amount of One Million Seven Hundred Thirty Thousand Five Hundred Fifty-Six and 89/100 Dollars ($1,730,556.89).

(d)        Wells made the Wells Mortgage Loan to the Company, the proceeds of which were used to fund the repayment of the TIAA Loan, with KCPLP paying the applicable prepayment fee.

3.2        Initial Capital Account Balances. After the Capital Contributions described in Section 3.1(a), (b) and (c), the distribution by KCPLP to OTR of a fifty percent (50%) membership interest in the Company in redemption of OTR’s limited partnership interest in KCPLP, the purchase by Wells of such fifty percent (50%) membership interest held by OTR for Seventy-One Million One Hundred Fifty-Four Thousand Eight Hundred Eighty-Two Dollars

($71,154,882) and the distribution to KCPLP of cash in the amount of One Million Seven Hundred Thirty Thousand Five Hundred Fifty-Six and 89/100 Dollars ($1,730,556.89), the initial Capital Account balances of the Members are as follows:

Wells:	$72,885,438.89
KCPLP:	$72,885,438.89

3.3        Additional Capital Contributions. Neither Member shall be required to make any further Capital Contributions hereunder.

3.4        Capital Accounts.

(a)        A separate Capital Account shall be established for each Member and maintained in accordance with the provisions of Treasury Regulation Section 1.704-l(b)(2)(iv). Each Member’s Capital Account shall be (i) increased by such Member’s Capital Contributions and by such Member’s allocable share of Profits and items of Company income and gain, (ii) decreased by such Member’s allocable share of Losses and items of Company loss and deduction and by the amount of cash and the fair market value of property distributed by the Company to such Member (net of any liabilities to which such property is subject or which are assumed by such Member), and (iii) otherwise adjusted in the manner provided in this Agreement.

(b)        Immediately prior to any distribution of a Company asset in kind, each Member’s Capital Account shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in the asset to be distributed (and not already reflected in the Members’ Capital Accounts) would be allocated among the Members pursuant to Article 5 if such assets were sold for fair market value on the date of distribution.

(c)        Immediately prior to (i) any contribution of more than a de minimis amount of money or other property to the Company by a Member (other than contributions by all Members in proportion to their Percentage Interests), (ii) any distribution of more than a de minimis amount of money or other property by the Company to a Member in redemption of all or part of such Member’s Interest, (iii) a Major Capital Transaction or (iv) the liquidation of the Company, the Tax Matters Member may adjust the Book Values of all Company assets to their respective fair market values as determined by the Tax Matters Member, and then adjust each Member’s Capital Account to reflect the manner in which the unrealized income, gain, loss or deduction inherent in all Company Assets (and not already reflected in the Members’ Capital Accounts) would be allocated among the Members pursuant to Article 5 if such assets were sold for such adjusted Book Values on the date of such contribution, distribution, Major Capital Transaction or liquidation.

(d)        Upon the permitted Transfer by a Member of all or a portion of such Member’s Interest in accordance with the terms of this Agreement, the Transferee shall succeed to the applicable portion of the Transferor’s Capital Account balance and shall be deemed to have made the Capital Contributions made by the Transferor, and for purposes of this Section 3.4, to have received the allocations and distributions received by the Transferor, with respect to the Transferred Interest.

3.5        Return of Capital Contributions; Interest. No Member will have the right to the return of such Member’s Capital Contributions except as expressly provided in this Agreement. No Member will have the right to withdraw all or any part of the balance in its Capital Account, to receive a return of interest on its Capital Contributions or the balance in its Capital Account, or to receive any distributions or payments from the Company with respect to its Interest, except as expressly provided in this Agreement.

3.6        Contributions Not Enforceable by Third Parties. The obligations of the Members to make capital contributions may not be enforced by any third party.

3.7        Member Loans. Neither Member shall be obligated to lend funds to the Company. However, Wells may lend money to the Company at an interest rate equal to the Prime Rate plus four percent (4%). Any such loan shall be due on demand and shall be in an amount deemed reasonable by Wells, in its absolute discretion, to meet the needs of the Company. Any such loan shall be treated as a debt owed by the Company to the lending Member and shall not be treated as a capital contribution by such Member to the Company or reflected in such Member’s Capital Account balance.

ARTICLE 4

DISTRIBUTIONS

4.1        Net Operating Cash Flow. Within fifteen (15) days after the end of each calendar month during the Term, or at such more frequent intervals as the Managing Member shall select in its discretion, the Managing Member shall determine Net Operating Cash Flow for such calendar month or other period and shall cause the same to be distributed to the Members in proportion to their Percentage Interests.

4.2        Net Capital Proceeds. Within fifteen (15) days after the Company’s receipt of proceeds of a Major Capital Transaction other than a Liquidating Capital Transaction, the Managing Member shall determine Net Capital Proceeds of such Major Capital Transaction and shall cause the same to be distributed to the Members in the following proportions and order of priority:

(a)        First, to the Members in proportion to their Unreturned Capital Contributions until the cumulative distributions to each Member pursuant to this Section 4.2(a) equal each such Member’s aggregate Capital Contributions; and

(b)        The balance to the Members in proportion to their Percentage Interests.

4.3        Distributions of Net Capital Proceeds from a Liquidating Capital Transaction. Net Capital Proceeds of a Liquidating Capital Transaction shall be distributed to the Members in accordance with the positive balances of their Capital Accounts, computed after all adjustments to such Capital Accounts required under this Agreement have been made for the Fiscal Year in which the Liquidating Capital Transaction occurs (but prior to reduction for distribution of Net Capital Proceeds of such Liquidating Capital Transaction).

4.4        Distribution to KCPLP on the Effective Date. On the Effective Date, the Managing Member shall cause the Company to distribute to KCPLP cash in the amount of One Million Seven Hundred Thirty Thousand Five Hundred Fifty-Six and 89/100 Dollars ($1,730,556.89).

4.5        Distribution Policy; Distributions to Pay Wells Mezzanine Loan. Notwithstanding any other provision of this Agreement, except as otherwise determined by the Managing Member, distributions will be made only to Members with positive Adjusted Capital Account Balances (calculated following all allocations for the period ending immediately prior to the distribution) and then to each such Member only to the extent of such Member’s positive balance. KCPLP hereby directs the Company, so long as the Wells Mezzanine Loan remains outstanding, to pay all distributions to KCPLP under this Article 4 directly to Wells REIT to the extent of all amounts due under the Wells Mezzanine Loan

4.6        Distributions In Kind. The Company may distribute Company Assets in kind (including distributions on liquidation of the Company) only with the consent of both Members. If the Company, with the approval of both Members, distributes any Company Assets to the Members in kind, each Member shall receive an undivided interest in such assets as a tenant-in-common with the other Member in the same proportion as the Members would have shared in a distribution of cash equal to the fair market value of such Company Asset at the time of such distribution.

4.7        Tax Withholding. If the Tax Matters Member determines that the Company is required to withhold any federal, state, local or foreign tax with respect to any Member’s distributive share of Company income or share of distributions or otherwise, the Tax Matters Member shall cause the Company to withhold and pay over such amounts as so required and, at the option of the Tax Matters Member, shall either (a) require such Member to repay promptly the amount of such withholding to the Company or (b) reduce the amount of subsequent distributions that would otherwise be made to such Member pursuant to Section 4.3 by the amount so paid, which amounts shall be deemed to have been distributed hereunder to such Member. The Tax Matters Member is authorized to take such other actions as shall be necessary or appropriate for the Tax Matters Member to comply with its obligations under federal, state, local and foreign tax laws, including requiring the Members to execute such certifications, consents, or other documents as are required to comply with its tax reporting and withholding obligations.

ARTICLE 5

ALLOCATIONS

5.1        Allocations of Profits. After all allocations have been made pursuant to Sections 5.3 through 5.5, Profits for each Fiscal Year (or applicable portion thereof) shall be allocated as follows:

(a)        First, to the Members in the amount of, and in proportion to cumulative Losses, if any, allocated pursuant to Section 5.2(b)(i) and (ii), reduced by any prior allocations of Profits pursuant to this Section 5.1(a); and

(b)        Finally, to the Members in proportion to their Percentage Interests.

5.2        Allocations of Losses. After all allocations have been made pursuant to Sections through 5.5, Losses for each Fiscal Year (or applicable portion thereof) shall be allocated as follows:

(a)        To the Members in accordance with their Percentage Interests.

(b)        Notwithstanding Section 5.2(a), Losses shall not be allocated to a Member to the extent such allocation would create or increase a deficit in such Member’s Adjusted Capital Account Balance, but shall instead be allocated:

(i)        first, to any other Member with a positive Adjusted Capital Account Balance, until the Adjusted Capital Account Balance of each Member has been reduced to zero;

(ii)        second, so as to bring the Members’ Adjusted Capital Account Balances into the same ratios as their relative Percentage Interests; and

(iii)        thereafter, to the Members in accordance with their respective Percentage Interests.

5.3        Qualified Income Offset. Notwithstanding any other provision of this Article 5 except Section 5.4, but subject to Section 5.6, if a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) that creates or increases a deficit in such Member’s Adjusted Capital Account Balance, items of Company income and gain shall be allocated to such Member in the amount and proportion necessary to eliminate such deficit Adjusted Capital Account Balance as quickly as possible. Offsetting allocation of items of Company income, gain, loss or deduction shall subsequently be made to the Members in such manner as the Managing Member deems appropriate so as to achieve as nearly as possible the results that would have been achieved had this Section 5.3 not been included in this Agreement.

5.4        Minimum Gain and Member Minimum Gain Chargebacks.

(a)        Notwithstanding any other provision of this Article 5, but subject to Section 5.6:

(i)        If there is a net decrease in Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to this Section 5.4(a)(i) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto. The items to be allocated pursuant to this Section 5.4(a)(i) shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.4(a)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)        If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member with a share of such Member Minimum Gain as of the beginning of that year shall be allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt. Allocations pursuant to this Section 5.4(a)(i) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto. The items to be allocated pursuant to this Section 5.4(a)(ii) shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.4(a)(ii) is intended to comply with the requirements of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(b)        Allocations pursuant to clauses (i) and (ii) of this Section 5.4(a) shall be made in accordance with the ordering rules set forth in Treasury Regulation Section 1.704-2(j).

5.5        Nonrecourse and Member Nonrecourse Deductions. Notwithstanding any other provision of this Article 5 except Sections 5.3 and 5.4(a), but subject to Section 5.6:

(a)        Nonrecourse Deductions for any period shall be allocated to the Members in the same proportions as their respective allocations of Profits for such period pursuant to Section 5.1; and

(b)        Member Nonrecourse Deductions attributable to a particular Member Nonrecourse Debt for any period shall be allocated to the Member that bears the economic risk of loss for such Member Nonrecourse Debt, as determined pursuant to Treasury Regulation Section 1.704-2(i).

5.6        Overriding Allocations to Achieve Economic Agreement. The Members acknowledge that the distribution sharing ratios and priorities set forth in Sections 4.1, 4.2 and 4.3 represent their economic agreement. To the extent that the Managing Member determines that the allocations set forth in this Article 5 would distort such economic agreement, the Managing Member may allocate items of Company income, gain, loss and deduction available for allocation for any period (to the extent permitted under Code sections 706(d) and 761(c)) among the Members so as to effect such economic agreement in such manner as the Managing Member deems appropriate.

5.7        Excess Nonrecourse Liabilities. Solely for purposes of determining the Members’ shares of any “excess nonrecourse liabilities” under Treasury Regulation Section 1.752-3(a)(3), each Member’s share of profits shall be deemed to be the same as such Member’s Percentage Interest.

5.8        Tax Allocations.

(a) Except as provided below in Section 5.8(b), Company income, gain, loss, deduction and credit, as calculated for tax purposes, shall be allocated among the Members, to the extent possible, in accordance with the allocations of the corresponding Profits, Losses or items of income, gain, loss deduction and credit among the Members pursuant to Sections 5.1 through 5.6.

(b)        Income, gain, loss, deduction and credit, as calculated for tax purposes, with respect to any Company Asset that has a Book Value different from its adjusted basis for tax purposes shall be allocated among the Members in accordance with the principles of Code section 704(c), using such method as shall be selected by the Tax Matters Member so as to take account of the variation, at the time of such Company Asset’s contribution to the Company or revaluation pursuant to Section 3.4(c), between such Company Asset’s adjusted tax basis and Book Value, as required pursuant to Treasury Regulation Sections 1.704-1(b)(4)(i) and 1.704-3.

5.9        Changes in Interest. Upon the Transfer of an Interest, the admission of an Additional Member, or such other time as it is necessary to determine the Profits, Losses and items of income, gain, loss, deduction and credit allocable to a particular period, the Tax Matters Member shall determine the proper allocation of such items to the periods before and after such Transfer, admission or other event using any method permitted under Code section 706 and the Treasury Regulations thereunder.

ARTICLE 6

MANAGEMENT

6.1        Managing Member.

(a)        Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed exclusively by a Member designated as the managing member pursuant to Section 6.1(b) (the “Managing Member”), which shall have full and complete authority and discretion in the management and control of the business and affairs of the Company, subject to the provisions of this Agreement and to any express delegations of authority to the Office Manager under the Office Management Agreement, the Garage Manager under the Garage Management Agreement, or the Hotel Manager under the Hotel Management Agreement. The Managing Member shall be the “manager” of the Company as such term is used in the Act. Without limiting the generality of the foregoing, the Company shall not enter into any contract or other commitment of any kind without specific approval of Wells, except to the extent expressly provided to the contrary in this Agreement.

(b)        KCPLP is hereby designated as the Managing Member of the Company.

(c)        The Managing Member does not guaranty that the objectives set forth in the Annual Business Plans will be achieved, or if achieved that they will be achieved in a timely manner. The Managing Member shall devote to the Company such time and effort and provide such services as are reasonably necessary to conduct the Company business and to perform the Managing Member’s obligations hereunder.

(d)        Any action taken by the Managing Member on behalf of the Company in accordance with the foregoing provisions shall constitute the act of and shall serve to bind the Company. In dealing with the Company or any Member, all Persons shall be charged with notice that no Member shall have the power or authority to bind the Company without the written authorization or approval of the Managing Member. Instruments may be executed and actions taken by the Managing Member through its duly authorized representatives.

6.2        Authority and Duties of the Managing Member. Subject to the provisions of this Agreement, the Managing Member shall have the right, power and authority to do (or cause to be done) any and all things necessary, proper, convenient or advisable to manage the assets and affairs of the Company, including executing documents, instruments and agreements and expending Company funds for such purposes. Within the resources available to the Company and to the extent consistent with the Annual Business Plans, the Managing Member shall manage the affairs of the Company consistent with sound business practices, taking such steps as it believes in good faith are necessary or appropriate to conserve and enhance the value and profitability of the Company Assets and to properly maintain the same. The Managing Member, in its capacity as such, shall have no obligation to advance its own funds for any Company purposes. The authority and duties of the Managing Member shall include the authority and duty to:

(a)        Maintain on behalf of the Company public liability, fire, and extended coverage and other insurance, including insurance required by any lender to the Company;

(b)         pay all real and personal property taxes, assessments, loans, professional and service contract fees, insurance premiums, debts and other obligations of the Company and with respect to the Project as the same become due and payable (other than those being contested in good faith);

(c)        seek and negotiate loans and other financing required by the Company, provided that, subject to Section 6.6, both Members shall be required to execute, acknowledge and deliver on behalf of the Company any and all promissory notes, deeds of trust, representations, confirmations, hypothecations of Company Assets and other loan documents necessary or desirable in order to obtain loans for the Company;

(d)        use its reasonable efforts to cause the Company to perform and comply with the provisions of any loan commitment, agreement, mortgage, lease, management or other contract, instrument or agreement to which the Company is bound or the Project is subject;

(e)        open and maintain bank accounts at banks in the name of the Company and deposit all funds of every kind and nature received by the Company in such accounts, with such signatories as shall be authorized from time to time by the Managing Member, and invest cash on hand of the Company in such conservative investments as it shall select, including bank certificates of deposit, money market funds and obligations of any state or federal government;

(f)        subject in each case to any duties and authority delegated to the Office Manager, Garage Manager or Hotel Manager pursuant to the Office Management Agreement, the Garage Management Agreement, or the Hotel Management Agreement, respectively, and subject to the then-current Annual Business Plan, engage in leasing activity in respect of the Project, including supervising the activities of brokers and others engaged by the Company,

(g)        subject to Section 6.6 below, execute leases, amendments to leases and other contracts on behalf of the Company from time to time;

(h)        engage insurance brokers, consultants and such other Persons, and on such terms, as the Managing Member deems reasonable and appropriate for any Company purpose;

(i)        request, process and apply draws from any loans obtained by the Company in a manner consistent with the then-current Annual Business Plan;

(j)        implement the then-current Annual Business Plan, including causing the Company to incur expenses provided for therein; and

(k)        deliver to the Members all reports required pursuant to this Agreement.

6.3        Garage Management Agreement and Garage Manager. On the Effective Date, KCPLP has assigned the Garage Management Agreement to the Company, and the Company has assumed the duties of the owner of the Project thereunder. The Garage Manager shall have the authority delegated to it under the Garage Management Agreement. The Managing Member shall provide reasonable oversight of the Garage Manager, including, without limitation, distributing to Wells copies of all notices and reports delivered to the Company by the Garage Manager. Any action by the Company to seek a remedy against the Garage Manager under the terms of the Garage Management Agreement or to exercise any termination right thereunder shall require the unanimous approval of the Members, provided that if the Members cannot agree, then Wells’ decision shall control.

6.4        Intentionally Omitted.

6.5         Office Management Agreement and Office Manager. On the Effective Date, KCPLP has assigned the Office Management Agreement to the Company, and the Company has assumed the duties of the owner of the Project thereunder. The Office Manager is an Affiliate of KCPLP. The Company shall pay the Office Manager such fees, commissions and reimbursements as are specified in the Office Management Agreement, and such payments shall not constitute distributions to KCPLP hereunder. The Office Manager shall have the authority delegated to it under the Office Management Agreement. The Managing Member shall provide reasonable oversight of the Office Manager and shall administer the relationship between the Company and the Office Manager, including, without limitation, providing to Wells copies of all notices and reports delivered to the Company by the Office Manager. Any action by the Company to seek a remedy against the Office Manager under the terms of the Office Management Agreement or to exercise any termination right thereunder shall require the unanimous consent of the Members, provided that if the Members cannot agree, then Wells’ decision shall control.

6.6        Major Decisions. Notwithstanding anything to the contrary in this Agreement, the Managing Member shall not take or approve, or cause to be taken on behalf of the Company, any of the following actions or decisions (each, a “Major Decision”) without the prior written consent of both Members (except to the extent that the matter in question is included in, and budgeted for or expressly permitted by, the then-current Annual Business Plan):

(a)        cause the Company to enter into, amend, renew, terminate, or waive any material obligation of a tenant under, any lease with the Company;

(b)        sell, convey or otherwise dispose of all or any material portion of the Project;

(c)        take any Bankruptcy Action or take any action to dissolve or terminate the Company or to merge or consolidate the Company with another entity;

(d)        obtain a loan on behalf of the Company or encumber any Company Assets to secure such a loan or other obligation of the Company other than trade payables incurred, and equipment leases entered into, in the ordinary course of the Company Business and in accordance with the ten-current Annual Business Plan;

(e)        approve an Annual Business Plan, or make changes in an approved Annual Budget that increase any line item expenses by the lesser of five percent (5)% or $25,000 or exceed the expenses budgeted therein by more than $50,000 in the aggregate;

(f)        confess a judgment or initiate, join or settle any claim, lawsuit or arbitration matter on behalf of the Company for an amount or value in excess of $25,000, provided, however, that no approval shall be required from a Member in connection with any litigation, arbitration or controversy between such Member or its Affiliates and the Company;

(g)        cause the Company to engage in any business other than the Company Business;

(h)        cause the Company to make an investment or agreement to invest or participate in any venture or entity other than the Project;

(i)        knowingly perform any act that would subject any Member to personal liability in any jurisdiction;

(j)        cause the Company to acquire any equity or debt securities of any Member or any of its Affiliates, or otherwise make loans to any Member of any of its Affiliates;

(k)        cause the Company to admit any additional Members other than pursuant to Section 7.2 hereof;

(l)        cause the Company to make any capital expenditure outside the then-current Annual Capital Budget;

(m)        select or vary depreciation or accounting methods, change the Fiscal Year of the Partnership or make other decisions with respect to treatment of various transactions for state or federal income tax purposes or other financial purposes not otherwise specifically provided for herein;

(n)        approve the appointment of a replacement Company Accountant and any contracts (including the appointment of any attorneys, architects, engineers, accountants, or other third party professionals or consultants) of more than one (1) year in duration or contracts of one (1) year or less containing provisions which extend the contract beyond one (1) year;

(o)        materially modify the standard form of lease;

(p)        materially modify any leasing guidelines contained in the Office Management Agreement;

(q)        cause the Company to amend, terminate or waive any material obligation of the lessor or lessee under, any of the Garage Lease, Hotel Lease or Office Lease or enter into a new Garage Lease, Hotel Lease, or Office Lease;

(r)        cause the Company to amend, terminate, or waive any material obligation of any party under the Garage Management Agreement or the Office Management Agreement or to enter into a new Garage Management Agreement or Office Management Agreement;

(s)        cause the Company to amend, or waive any material obligation of any party under the UDAG Loan Documents or the Financial Agreement; or

(t)        cause the Company to procure any insurance coverage insuring the Company or all or any portion of the Project, provided further that Wells will direct the placement of all insurance coverage.

6.7        Meetings of Members. Members shall meet from time to time at meetings called by either Member for the purpose of discussing or voting on Major Decisions or any other action requiring the Members’ consent or approval under this Agreement. Such meetings may be held at any other place agreed to by the Members entitled to vote upon or approve the matters at hand, and participation by any Member by telephone shall constitute attendance at such meeting. Members meetings may also be held by conference telephone. Notice of any meeting shall be given not less than ten (10) days in advance of the meeting to all Members entitled to vote upon or approve the matters to be decided at the meeting, provided, however, that (a) in the case of an emergency a meeting may be called on one Business Day’s notice and (b) such notice requirement may be waived with the written approval of both Members.

6.8        Annual Business Plan.

(a)        No later than thirty (30) days after the Effective Date, and not later than forty-five (45) days prior to the beginning of each subsequent Fiscal Year of the Company, the Managing Member shall prepare and submit to the Members for review and approval a draft annual business plan (an “Annual Business Plan”) covering the activities of the Company for the next Fiscal Year (or other applicable period). The draft shall contain (i) a description of the proposed activities of the Company for the appropriate period, (ii) a proposed operating budget (an “Annual Operating Budget”) for the next Fiscal Year setting forth reasonably itemized estimates of (A) all anticipated income and expenses of the Company for the next Fiscal Year and (B) appropriate reserves and working capital for the Company for the next Fiscal Year; (iii) a proposed capital budget (an “Annual Capital Budget”) for the next Fiscal Year setting forth reasonably itemized estimates of all anticipated capital expenditures and proceeds of Major Capital Transactions for such period; and (iv) such other information as either Member shall deem to be important.

(b)        Each Member may provide comments and recommendations regarding a proposed Annual Business Plan within thirty (30) days after the receipt thereof. After such thirty (30) day period, the Managing Member shall circulate the revised proposed plan to the Members for their approval. If the Members are not able to reach an agreement on an Annual Business Plan within fifteen (15) days after receipt of such revised proposed plan, then Wells’ decision shall control. Once an Annual Business Plan has been approved by the Members, the Managing Member shall be authorized to implement the Annual Budgets included therein and shall be authorized, without the need for further approval by the Members, to make the expenditures and incur the obligations provided for in such Annual Budgets.

6.9        Employees; Fees and Expenses.

(a)        The Company shall have no employees. The Garage Manager, Hotel Manager and Office Manager shall use its own employees to perform its respective services to the Company pursuant to the Garage Management Agreement, the Hotel Management Agreement and the Office Management Agreement, respectively, and each shall be solely responsible for the compensation of such employees and for general overhead costs incidental to its performance of services for the Company.

(b)        The Company shall be responsible for and shall pay all reasonable expenses incurred by or on behalf of the Company in connection with the Company Business and consistent with the then-applicable Annual Business Plan (“Company Expenses”), including fees for professional services (including attorneys’, auditors’ and consultants’ fees) and insurance costs but not including expenses for which the Garage Manager, Hotel Manager, or Office Manager is responsible pursuant to the Garage Management Agreement, Hotel Management Agreement or Office Management Agreement, respectively.

(c)        The Managing Member shall not be entitled to receive a fee in connection with its services as Managing Member. The Company shall promptly reimburse the Managing Member for any Company Expenses paid out of pocket by the Managing Member.

ARTICLE 7

MEMBERS

7.1        Limited Liability.

(a)        The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member shall be personally liable for any such debt, obligation or liability solely by reason of being a Member of the Company. Except as otherwise provided herein or under the Act or any other applicable law, the Members shall have no obligation to make contributions to the Company in excess of the amounts specified in Article 3.

(b)        No Member shall take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except as expressly provided in this Agreement. Each Member shall indemnify and hold harmless the other Member and its Affiliates, directors, officers and employees against any loss, liability, damage or expense arising out of any breach of this Section 7.1(b) by such Member or its Affiliates, directors, officers, agents or employees.

7.2        Additional Members. At any time and from time to time after the Effective Date, the Members, acting unanimously, may cause the Company to admit one or more Persons as Additional Members. The Members shall determine the terms of any such Additional Member’s admission, including such Person’s required Capital Contributions and Percentage Interests. The Percentage Interests of the existing Members may be reduced to take into account such Additional Member’s Percentage Interest and required capital contributions in such manner as the existing Members shall unanimously determine. Notwithstanding the foregoing, no Person shall be admitted as an Additional Member unless (a) each such Additional Member shall execute and deliver a counterpart of this Agreement and (b) the Company is satisfied that such admission would not result in a violation of any applicable law, including federal or state securities laws.

7.3        Exculpation. None of the Members or any of their Affiliates, agents, officers, directors, stockholders, members, employees or partners, or any other Person who serves at the request of the Company or the Managing Member on behalf of the Company as an agent (each, an “Indemnitee”), shall be liable, responsible or accountable in damages or otherwise to the Company or any other Member or the Managing Member for any action taken or failure to act (even if such action or failure to act constituted negligence, other than gross negligence, on such Person’s part) on behalf of the Company within the scope of the authority conferred on such Person by this Agreement or by law, unless such act or failure to act was the result of fraud, gross negligence, willful misconduct or a knowing violation of law. Each Member and the Managing Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Member or the Managing Member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

7.4        Indemnification.

(a)        The Company shall indemnify and hold harmless, to the fullest extent permitted by law, but solely out of the assets of the Company, each Indemnitee from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts (“Indemnified Costs”) arising from all claims, demands, actions, suits or proceedings (“Actions”), whether civil, criminal, administrative, arbitrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising as a result of such Indemnitee’s management of the affairs of the Company, or rendering of advice or consultation with respect thereto, or which relate to the Company or its business or affairs, and regardless of whether any such Action is brought by a third party, a Member, the Managing Member, or by or in the right of the Company; provided, however, that an Indemnitee shall not be indemnified under this Section 7.4 if a judgment or other final adjudication adverse to such Indemnitee establishes that its acts or omissions were the result of fraud, gross negligence, willful misconduct or a knowing violation of law. If for any reason (other than a judgment or other final adjudication finding fraud, gross negligence, willful misconduct or a knowing violation of law by such Indemnitee) the foregoing indemnification is unavailable to such Indemnitee, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Indemnitee on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(b)        The Company shall pay or reimburse, to the fullest extent allowed by law and consistent with Section 7.4(a) above, in advance of the final disposition of the Action, Indemnified Costs as incurred by an Indemnitee in connection with any Action that is the subject of Section 7.4(a), provided that the Indemnitee first furnishes a written undertaking to the Company to repay such advanced amounts promptly upon a determination that such Indemnitee is not entitled to indemnification hereunder.

(c)        An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.4 because such Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or the Act.

(d)        The indemnification provided in this Section 7.4 shall not be deemed to be exclusive of any other rights to which the Indemnitee may be entitled under any agreement, as a matter of law or otherwise, whether as to an action in an Indemnitee’s official capacity, in connection with the Company’s affairs, or in another capacity; shall continue as to an Indemnitee who has ceased to have an official capacity in connection with the Company’s affairs; and shall inure to the benefit of an Indemnitee’s heirs and assigns (in the case of an Indemnitee who is a natural person) or successors and assigns (in the case of an Indemnitee that is a legal entity).

(e)        Any indemnification obligation of the Company shall be subordinate to any loans secured by the Project, including the Wells Mortgage Loan, or by the Interests of both of the Members, which is agreed does not include the Wells Mezzanine Loan.

7.5        Compensation of Members and Member Affiliates.

(a)        Except as expressly provided in this Agreement and the Office Management Agreement or any other written agreement approved unanimously by the Members, no Member or Affiliate thereof shall be entitled to any fees or compensation from the Company.

(b)        The Company may engage any Affiliate of any Member to provide the Company with any services, supplies, material or labor in connection with the Project or the Company Business, provided that the compensation or fees to be paid by the Company to such Person and all other terms of such engagement shall be on terms no less favorable to the Company than those available from an unrelated third-party in an arm’s-length transaction.

7.6        No Agency or Authority. No Member shall be an agent of the Company solely by virtue of being a Member, and no Member shall have the authority to act for the Company solely by virtue of being a Member. Individual Members shall have only such agency or authority to bind the Company as is granted in this Agreement or by resolution unanimously approved by the Members, subject to the terms and conditions of such authority or agency set forth herein or in such resolution, respectively. Any Member who takes any action or purports or attempts to bind the Company in violation of this Section 7.6 shall be solely responsible for any loss and expense incurred by the Company or any other Member as a result of such unauthorized action, and such

Member shall indemnify and hold harmless the Company and each other Member with respect to such loss and expense.

7.7        Resignation of a Member. No Member may resign as a Member of the Company without the consent of the other Member. In the event a Member attempts to resign in violation of this Section 7.7, such attempted resignation shall be void and ineffective and shall not bind or be recognized by the Company or the Members, and in addition to any other remedies available to the Company or the other Member, such Member shall be liable to the Company and the other Member for any damages they may sustain as a result of the attempted resignation.

7.8        Members’ Particular Covenants. Each Member covenants and agrees with the Company and the other Member that such Member at all times shall:

(a)        Not subject all or any part of its Interest to the claims of such Member’s individual creditors;

(b)        defend at such Member’s sole cost and expense any claim made against its Interest resulting from the personal indebtedness of such Member or the claims of such “ Member’s individual creditors; and

(c)        promptly notify the other Members as to any claims asserted or threatened against its Interest.

7.9        Competing Activities. The Members and their respective Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including without limitation, those that might be the same as or similar to the Company Business and that might be in direct or indirect competition with the Company. Neither the Company nor any other Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom, and the fiduciary duties of the Members to each other and to the Company shall be limited solely to those arising from the purposes of the Company described herein. The Members shall not be obligated to present any investment opportunity or prospective economic advantage to the Company or such other Member, even if the opportunity is of a character that, if presented to the Company or such other Member, could be taken by the Company or such other Member. The Members shall have the right to hold any investment opportunity or prospective economic advantage for their own accounts or to recommend such opportunity to persons other than the Company or any other Member

7.10        Reimbursement to Members. No Member shall be entitled to reimbursement for any costs and expenses incurred by such Member, whether or not such costs and expenses are out-of-pocket or incurred in furtherance of the business of the Company, except as provided in Section 6.9(c).

7.11        Waiver of Rights. Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have:

(a)        To cause the Company or any of the Company Assets to be partitioned;

(b)         to cause the appointment of a receiver for all or any portion of the Company Assets;

(c)         to compel any sale of all or any portion of the Company Assets pursuant to any applicable law; or

(d)         to file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 7.11, and without those waivers no Member would have entered into this Agreement. No Member shall have any interest in specific Company Assets.

ARTICLE 8

CALL PROVISIONS

8.1         Right to Purchase; Events Triggering Call Right. Wells shall have the right to purchase the Interest in the Company held by KCPLP, or its successors or permitted assigns, as provided in this Article 8 (the “Call”). The Call procedure set forth in this Article 8 may be initiated by Wells only from and after the expiration of the Tax Abatement Period (the “Trigger Event”).

8.2         Call Procedure.

(a)         At any time after the occurrence of the Trigger Event specified in Section 8.1, Wells may exercise its Call and initiate the Call procedure by giving a written notice thereof (the “Call Notice”) to KCPLP.

(b)         The purchase price (the “Purchase Price”) for KCPLP’s Interest shall be the amount of KCPLP’s Unreturned Capital Contributions.

(c)         The closing of a purchase pursuant to this Section 8.2 shall be held at the principal office of the Company on the first day of the next calendar month beginning after receipt by KCPLP of the Call Notice (the “Call Closing Date”), unless such Call Closing Date is not a Business Day or is fewer than (10) Business Days after receipt by KCPLP of the Call Notice, in which case the Call Closing Date shall be the next Business Day that is ten (10) Business Days after such receipt of the Call Notice by KCPLP. At such closing, KCPLP shall Transfer to Wells, or its nominee or designee, the entire Interest of KCPLP, free and clear of all liens, security interests and competing claims, and shall deliver to Wells such documents, instruments and opinions of counsel as Wells shall reasonably request. KCPLP shall pay all transfer taxes payable in connection with the Transfer of its Interest, if any. Income and expenses of the Partnership will not be specifically prorated, but all Net Operating Cash Flow of the Company for the calendar month immediately preceding the Closing shall be distributed to the Members pursuant to Section 4.1.

(d)         Wells shall pay the Purchase Price by wire transfer of immediately available funds in the amount of such Purchase Price in accordance with wiring instructions provided by KCPLP.

(e)         The purchase of the Interest of KCPLP pursuant to this Section 8.2 shall operate to release KCPLP (and Wells shall agree to indemnify, defend, and hold harmless KCPLP by instruments delivered at the closing which are reasonably satisfactory to KCPLP) from all liabilities and claimed liabilities of the Company for events occurring prior to KCPLP’s Transfer of its Interest except for unknown liabilities, tort liabilities not covered by insurance and liabilities of KCPLP to the Company or Wells (although there shall be no presumption that KCPLP is liable for any of such liabilities arising or occurring prior to the Call Closing Date). So long as the Company continues in existence following the closing (but no more than five (5) years), Wells and its successors in interest shall offer to cause KCPLP and its successors in interest to be included as additional insureds under any public liability insurance which the Company maintains; provided that KCPLP and such successors pay the extra cost thereof, if any, and Wells’ insurance carriers will permit KCPLP and its successors in interest to be so included. Notwithstanding any provision herein to the contrary, it shall be a condition and requirement of any offer and closing pursuant to this Call to obtain a release of KCPLP from any liability with respect to any and all Company obligations.

(f)         If for any reason (other than a breach by Wells of its obligation to acquire KCPLP’s Interest pursuant to this Agreement) KCPLP, in breach of its obligation to sell its Interest as described herein, fails or refuses to so sell its Interest by the date required herein for closing, then Wells shall have the right:

(i)         to demand and receive specific performance of KCPLP’s obligations to convey its Interest as provided for herein; or

(ii)         to recover damages on account of KCPLP’s failure to make conveyance (which rights shall be in addition to the right granted under subparagraph (i) above, if Wells so elects).

(g)         Notwithstanding anything to the contrary herein, in the event KCPLP defaults in its obligation to sell its Interest pursuant to this Section 8.2, KCPLP shall no longer be entitled to approve Major Decisions pursuant to Section 6.6, and Wells shall be entitled to make all Major Decisions.

(h)         If KCPLP’s Interest is purchased under this Section 8.2, all other agreements between the Company and such Member or of its Affiliates will be terminated without penalty on the date KCPLP’s Interest is purchased, except for the Office Management Agreement, which shall continue in effect, subject to exercise by the Company of any right of termination the Company has, as Owner, under the Office Management Agreement. Upon termination of any other agreements, the Company will pay any amounts then actually owed under such other agreements through the date of termination, but KCPLP or its Affiliates will not be entitled to any further fees or compensation hereunder or under any other agreements accruing after the date of termination.

ARTICLE 9

DISSOLUTION AND LIQUIDATION

9.1         Dissolution. The Company shall be dissolved and its business wound up upon the earliest to occur of the following events:

(a)         The sale, condemnation or other disposition of all or substantially all of the Company’s assets;

(b)         the written consent of both Members to dissolve the Company; or

(c)         entry of a decree of judicial dissolution under the Act.

9.2         Winding Up.

(a)         Upon the dissolution of the Company, the affairs of the Company shall be wound up and liquidated in an orderly manner. The Managing Member, or, if there is no Managing Member then serving, such Person as shall be selected by the Members, shall be responsible for winding up the affairs of the Company.

(b)         The Managing Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution and shall furnish a copy of the statement to all Members.

9.3         Final Allocation and Dissolution. Upon dissolution of the Company the Managing Member shall liquidate the Company’s assets as promptly as possible, but in an orderly, businesslike and commercially reasonable manner and subject to the provisions of the Annual Business Plan then in effect or a liquidating plan adopted jointly by the Members, and shall make a final allocation of all items of Company income, gain, loss and deduction in accordance with Article 5. The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority (which order shall be without prejudice to the liability of the Company to its creditors under the Act in the event of the insolvency of the Company):

(a)         To the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Company Assets, or any part thereof and including debts owed to Affiliates of Members, other than debts and liabilities owed to Members or former Members), (B) the expenses of liquidation, (C) the debts and liabilities of the Company to Members and (D) the debts and liabilities of the Company to former Members;

(b)         to the setting up of any reserves which the Managing Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company, including the Company’s obligations under clause (i) above; such reserves may, in the discretion of the Managing Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrowee, to be held by such bank or title company as escrowee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the

Managing Member may reasonably deem advisable, distributing any remaining balance as provided in Section 9.3(c); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 9.3(a) and, by reason thereof, a distribution under Section 9.3(a) has not been made, then any balance remaining shall first be distributed pursuant to Section 9.3(a); and

(c)         to the Members, in accordance with Section 4.5.

9.4         Liability for Return of Capital Contributions. Each Member agrees that liability for the return of such Member’s Capital Contributions is limited to the Company’s assets and, in the event that such assets are insufficient to return the amount of such Member’s Capital Contributions, hereby waives any and all claims whatsoever, including any claim for additional contributions that such Member might otherwise have, against the Company or any of its agents or representatives (in each case in the absence of conviction of fraud or willful misconduct and a judicial determination that such insufficiency was caused by such fraud or willful misconduct) by reason thereof. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and such Member’s Capital Contributions thereto, and shall have no recourse therefor (upon dissolution or otherwise) against the Company or any of its Members, the Managing Member, or their respective agents or representatives.

9.5         Deficit Capital Account Balance. No Member shall have any obligation to restore or otherwise pay a negative balance existing in its Capital Account at any time, including upon liquidation of the Company or of such Member’s Interest in the Company.

9.6         Filing Certificate of Cancellation. Upon the dissolution and completion of the winding up of the Company affairs, the Managing Member shall execute and file in the office of the Secretary of State of the State of Delaware a Certificate of Cancellation.

ARTICLE 10

TRANSFERS OF INTERESTS

10.1         Restrictions on Transfers of Interests. Except as otherwise expressly provided in this Agreement, no Member shall Transfer all or any part of its Interest without the prior written consent of the other Member. Transfers in violation of this Section 10.1 shall be void and ineffective and shall not bind or be recognized by the Company or the Members. After the consummation of any Transfer permitted herein of an Interest, the Interest so Transferred shall continue to be subject to the terms and provisions of this Agreement, and any further Transfers of such Transferred Interest shall be required to comply with all the terms and provisions of this Agreement.

10.2         Further Restrictions on Transfer of Membership Interests. In addition to other restrictions found in this Agreement, no Transfer of an Interest shall be permitted until the Company shall have received, or waived receipt (in whole or in part) of, an opinion of counsel satisfactory to the Company that the Transfer:

(a)         will be accomplished in a non-public offering in compliance with and exempt from registration and qualification requirements of all applicable federal and state securities laws and regulations;

(b)         will not result in a termination of the Company for tax purposes;

(c)         will not result in a violation of any law, rule or regulation by the Company or any Member; and

(d)         will not result in an acceleration of the UDAG Loan or loss of tax benefits the Financial Agreement.

10.3         Substitution of Members. A Transferee of a Member’s Interest or any portion thereof shall have the right to become a Substitute Member, entitled to all rights of the Transferring Member with respect to the Transferred Interest, only if (a) the requirements of this Article 10 are satisfied, (b) the Transferee executes and delivers (i) a counterpart of this Agreement, (ii) if the Transferee is not an individual, copies of all organizational documents of the Transferee, and (iii) any other instruments, in form and substance satisfactory to the Managing Member, that the Managing Member may deem necessary or desirable to effect such substitution; and (c) the Transferee pays any reasonable expenses incurred by the Company in connection with the Transfer and its admission as a Member. A request for a Member’s approval of a proposed Transferee as a Substitute Member shall be deemed approved by a Member unless such Member provides a written objection to such substitution, reasonably detailing its reason for disapproving the admission of the proposed Transferee as a Substitute Member, to the Managing Member and the proposed Transferring Member within twenty (20) days after receipt of a written request for approval of the proposed Transfer.

10.4         Permitted Transfers. Notwithstanding the provisions of Sections 10.1 and 10.3, any Member may Transfer all or any portion of such Member’s Interest, after giving not less than thirty (30) days’ prior written notice to the other Member, to any of the following (each, a “Permitted Transferee”) without the approval of the other Member:

(a)         Any Affiliate of the Transferring Member; and

(b)         any other Member.

Any such Permitted Transferee shall receive and hold such Interest or portion thereof subject to the terms of this Agreement and to the obligations hereunder of the Transferor Member, and there shall be no further Transfer of such Interest or portion thereof except to a Person to whom such Permitted Transferee could have Transferred its Interest in accordance with this Article 10 had such Permitted Transferee originally been admitted as a Member hereunder, or in accordance with the other terms of this Agreement.

ARTICLE 11

ACCOUNTING AND REPORTING

11.1         Fiscal Year. The fiscal year of the Company for both financial reporting and tax purposes shall be the calendar year (the “Fiscal Year”). Any change in the Fiscal Year shall require the unanimous approval of the Members.

11.2         Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, on an accrual basis by the Managing Member in accordance with generally accepted accounting principles and in accordance with the provisions of this Agreement. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office all of the following:

(a)         A current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the Capital Contributions and Capital Account of each Member;

(b)         a copy of the Certificate, the Foreign Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the same or any amendments thereto have been executed;

(c)         a copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(d)         copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

(e)         copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and

(f)         the Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

11.3         Inspection. Each Member shall have the right, upon reasonable written request to the Managing Member for purposes reasonably related to the interest of the Person as Member, to inspect and copy (at the Member’s expense) during normal business hours any of the Company records described in Section 11.2.

11.4         Financial Statements and Other Reports.

(a)         Annual Financial Statements and Reports. The Managing Member shall provide each Member with audited financial statements of the Company prepared by the Company Accountant within ninety (90) days after the end of each Fiscal Year. Such financial statements shall include a balance sheet as of the end of such Fiscal Year and statements of income, changes in Members’ Capital Accounts, and cash flow for the Fiscal Year then ended.

In addition, the Managing Member shall provide, or cause to be provided, any other reports reasonably requested by any Member, including, without limitation, the reports required under the Office Management Agreement and any other reports required for parking garages and hotels, all in accordance with Wells’ accounting policies set forth on Exhibit C, attached hereto and made a part hereof, as the same may be amended by Wells from time to time with notice thereof to the Managing Member (the “Accounting Policies”).

(i)         Company Interim Reports. The Managing Partner shall provide, or cause to be provided, monthly financial and other reports required under the Office Management Agreement and any other reports required by Wells for parking garages and hotels, all in accordance with the Accounting Policies.

(b)         Filings. The Company shall cause to be prepared and timely filed with appropriate federal and state regulatory and administrative bodies any reports required to be filed by the Company with those entities under the Act or other Laws.

(c)         Accounting Decisions. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by Wells.

(d)         Schedule K-l and Tax Information:. The Managing Member shall cause Form 1099s to be prepared and distributed to the Members on or before January 15 of each year with respect to the previous Fiscal Year and shall cause Internal Revenue Service Schedule K-ls to be prepared and distributed to the Members on or before March 31 of each year with respect to the previous Fiscal Year. The Managing Member shall distribute or cause to be distributed to each Member such other information as may reasonably be required for the Member to prepare its annual federal, state, local and foreign income tax returns and quarterly tax estimates.

11.5         Tax Matters Member. Wells shall be the “tax matters partner” within the meaning of Code section 6231(a)(7) of the Code (the “Tax Matters Member”).

11.6         Tax Matters. The Tax Matters Member shall have the authority to make, in its discretion, any and all tax elections and determinations required or permitted to be made under the Code or state or local tax laws, provided that (a) the Company shall not elect under Treasury Regulation Section 301.7701-3 to be treated for tax purposes other than as a partnership and (b) at the request of a Member that is Transferring all or part of its Interest in accordance with Article 10, the Company shall make an election under Code section 754, provided that such election, in the judgment of the Tax Matters Member, does not materially adversely affect the Company or any other Member. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Tax Matters Member and shall notify the Company and the Tax Matters Member upon receipt of any notice of tax examination, tax deficiency or tax adjustment of the Company by federal, state or local authorities. The Tax Matters Member shall cause all federal, state and local income, information and other required tax returns to be timely filed by the Company.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1         General Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member as follows:

(a)         Authorization. The Member is duly organized, validly existing, and in good standing under the law of its state of organization, has full power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all actions necessary for the due authorization, execution, delivery and performance by such Member of this Agreement have been duly taken.

(b)         Compliance with Other Instruments. The Member’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement arrangement to which such Member is a party or by which it is bound.

(c)         Purchase Entirely for Own Account. The Member is acquiring its Interest for the Member’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof; has no contract, understanding, undertaking, agreement or arrangement of any kind with any Person to sell, transfer or pledge to any Person its Interest or any part thereof, except as set forth herein; and has no plan to enter into any such agreement.

(d)         Investment Experience. By reason of its business or financial experience, the Member has the capacity to protect its own interests in connection with the transactions contemplated hereunder, is able to bear the risks of an investment in the Company, and at the present time could afford a complete loss of such investment.

(e)         Disclosure of Information. The Member is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire an interest in the Company.

(f)         Federal and State Securities Laws. The Member acknowledges that the Interests have not been registered under the Securities Act of 1933 or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws and subject to the transfer restrictions set forth in Article 10, may not be eligible to be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements. In this connection, the Member represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act of 1933.

(g)         Representation by Counsel. The Member represents that it has been represented by counsel of its own choice in connection with making its investment in the Company and in negotiating the terms of this Agreement.

12.2         Survival of Representations and Warranties. All representations and warranties herein shall survive the execution and delivery of this Agreement, the formation of the Company and the dissolution and final liquidation of the Company.

ARTICLE 13

MISCELLANEOUS

13.1         A. Notices. All notices and other written communications which are required or called for under any provision of this Agreement shall be effective only if they are in writing, addressed to the proper party and sent in one of the following ways: (a) by U.S. Mail, certified with return receipt requested; (b) by a nationally recognized overnight courier service; (c) by facsimile transmission with confirmed delivery; (d) by e-mail with confirmed delivery; or (e) by personal delivery; in each case with delivery charges (if any) prepaid and addressed as follows:

To Wells:

c/o Wells Real Estate Funds

6200 The Corners Parkway

Norcross, GA 30092

Attn: Spencer Y. Patton

Telephone Number: (770) 243-8398

Facsimile Number: (770) 243-8510

e-mail: spencer.patton@wellsret.com

To KCPLP:

c/o The Richard E. Jacobs Group, Inc.

25425 Center Ridge Road

Cleveland, OH 44145

Attn: Judson E. Smith

Telephone Number: (440) 808-6901

Facsimile Number: (440) 808-6868

e-mail: jsmith@REJacobsgroup.com

with a copy to

c/o The Richard E. Jacobs Group, Inc.

25425 Center Ridge Road

Cleveland, OH 44145

Attn: William R. Hansen, Esq.

Telephone Number: (440) 808-6325

Facsimile Number: (440) 808-6903

e-mail: whansen@REJacobsgroup.com

Thompson Hine LLP

3900 Key Center, 127 Public Square

Cleveland, OH 44114

Attn: James B. Aronoff, Esq.

Telephone Number: (216) 566-5504

Facsimile Number: (216) 566-5800

e-mail: Jim.Aronoff@ThompsonHine.com

Any party may change its address for notice by giving notice to the other parties in the manner provided herein. Such a notice or other communication shall be deemed delivered when actually received or when delivery is refused.

B.         Third Party Notices. If either Member receives a notice to the Company under any agreement to which the Company is a party or otherwise, including, without limitation, the Hotel Lease, Hotel Sublease, Hotel Management Agreement, Garage Lease, Garage Management Agreement, Office Management Agreement, Office Lease, Financial Agreement and UDAG Loan Documents, such Member shall forward a copy of such notice to the other Member as provided in Section 13.1.A.

13.2         Entire Agreement. This Agreement, together with the Exhibits hereto, represents the entire agreement of the parties hereto with respect to the Company, the operation thereof, and the parties’ membership therein, and it supersedes any and all prior agreements, writings or understandings between the parties with respect to such matters, including any letters of intent and/or term sheets previously prepared or executed by the parties. The parties acknowledge, however, that the transactions described in the Recitals to this Agreement involve additional aspects of the relationships between the respective parties and their Affiliates and that those aspects are addressed in other agreements.

13.3         Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members and their respective successors and assigns.

13.4         Parties in Interest. Nothing in this Agreement shall (a) confer any rights or remedies under or by reason of this Agreement on any Persons other than the Company and the Members and their respective permitted successors and assigns, (b) relieve or discharge the obligation or liability of any third person to the Company or to any party to this Agreement or (c) give any third person any right of subrogation or action over or against the Company or any party to this Agreement.

13.5         Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

13.6         Headings. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

13.7         Governing Law; Jurisdiction. This Agreement shall be enforced, governed and construed in all respects in accordance with the internal laws of the State of Delaware, without giving effect to the choice of law or conflict of law rules or laws of such jurisdiction. Each Member agrees that any litigation, claim or lawsuit directly or indirectly arising out of or related to this Agreement shall be instituted exclusively in the courts, whether federal or state, located in the State of New York, and nowhere else. Each Member further agrees that, notwithstanding the foregoing, any such litigation, claim or lawsuit as to which there is federal jurisdiction, by reason of diversity, federal question or otherwise, shall be instituted exclusively in the federal district court for the Southern District of New York.

13.8         Incorporation by Reference. Each Exhibit attached to this Agreement and referred to herein is incorporated by reference into this Agreement.

13.9         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

13.10         Additional Documents and Acts. Without further consideration, each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to evidence, effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

13.11         Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. It is necessary to account for only one fully executed counterpart in order to prove this Agreement.

13.12         Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses incurred in any appeal or in any post-judgment proceedings to collect or enforce the judgment.

13.13         Time is of the Essence. All dates and times in this Agreement are of the essence.

13.14         Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

13.15         Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.16         Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH MEMBER WAIVES, AND COVENANTS THAT SUCH MEMBER WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY

ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, THE COMPANY OR THE PROJECT IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. THE COMPANY OR ANY MEMBER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE MEMBERS TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WELLS:

WELLS REIT II – KEY CENTER, LLC, a Delaware limited liability company

By:	Wells Operating Partnership II, L.P., a Delaware limited partnership, its sole member

	By:	Welts Real Estate Investment Trust II, Inc., a Maryland Corporation, its general partner

		By:	/s/ Randy Fretz
Name: Randy Fretz
Title: Senior Vice President

KEY CENTER PROPERTIES LIMITED PARTNERSHIP, an Ohio limited partnership

By:	JG Key Center Properties LLC, an Ohio limited liability company, its sole general partner

	By:	/s/ Judson E. Smith
Name: Judson E. Smith
Title: Executive Vice-President
and Chief Financial Officer

Exhibit A

Description of Property

[Tower Leasehold Interest]

[Garage Subleasehold Interest]

[Hotel Fee/Leasehold Interest]

Description of Tower Parcel

Parcel No. 1A (Block A)

(Key Tower)

Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being part of East 2nd Street, now vacated, 40 feet in width, part of Commerce Court N.E., now vacated, 19 feet in width, and part of Original Two Acre Lots Nos. 61 and 62, together forming a parcel of land bounded and described as follows:

Beginning on the northwesterly line of Public Square, at its intersection with the northeasterly line of Ontario Street, 99 feet in width;

Course No. 1: thence North 34° 03’ 06” West along said northeasterly line of Ontario Street, 213.27 feet to a point;

Course No. 2: thence North 55° 42’ 52” East, 125.27 feet to a point;

Course No. 3: thence North 34° 17’ 08” West, 7.50 feet to a point;

Course No. 4: thence North 55° 42’ 52” East, 140.14 feet to a point in the centerline of said vacated East 2nd Street;

Course No. 5: thence South 34° 03’ 23” East, along the centerline of East 2nd Street, 221.71 feet to a point in the aforesaid northwesterly line of the Public Square;

Course No. 6: thence South 55° 55’ 06” West along said northwesterly line of the Public Square, 265.40 feet to the place of beginning, containing 57,776 square feet of land (1.3264 acres) according to a survey by Garrett & Associates, Inc., Registered Engineers and Surveyors, made November, 1988, and being further known as Block A in the map of Consolidation and Partition for Society Center as recorded in Volume 244 of Maps, Pages 39 and 40 of Cuyahoga County Records, be the same more or less.

APPURTENANT EASEMENTS (Comprising Parcel Nos. 2A, 2B and 3)

Together with those appurtenant easement rights over Parcels Nos. 2A and 2B hereinafter described as established by the Deed of Easements pursuant to Ordinance No. 2911-88 adopted November 30, 1988 by the Council of the City of Cleveland by and among the City of Cleveland, a municipal corporation, Public Square North Community Urban Redevelopment Corporation, an Ohio non-profit corporation and Mall A Community Urban Redevelopment Corporation, an Ohio non-profit corporation, dated December 13, 1988, filed for record December 15, 1988 at 11:07 A.M. and recorded in Volume 88-6551, Page 56 of Cuyahoga County Records, as clarified by the Affidavit on Facts Relating to Title dated July 31, 1990, filed for record August 2, 1990 at 9:12 A.M. and recorded in Volume 90-4585, Page 1 of Cuyahoga County Records.

Parcel No. 2A

(West Mall Easement At Or Above Grade)

Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being a part of East 2nd Street, now vacated, 40 feet in width, and part of Original Two Acre Lot No. 63, together forming a parcel of land bounded and described as follows:

Beginning in the northwesterly line of Rockwell Avenue, N.E., 66 feet in width, at its intersection with the centerline of said vacated East 2nd Street;

Course No. 1: thence North 34° 03’ 23” West along the said centerline of East 2nd Street, 351.23 feet to its intersection with the southeasterly line of St. Clair Avenue, N.E., 99 feet in width;

Course No. 2: thence North 55° 47’ 21” East along said southeasterly line of St. Clair Avenue N.E., 88.86 feet to its intersection with a line drawn parallel with and distant 175.00 feet southwesterly by rectangular measurement from the Mall Axis as established by Ordinance No. 100158, passed by the Council of the City of Cleveland, Ohio, October 23, 1933;

Course No. 3: thence South 34° 17’ 08” East along said parallel line, 351.11 feet to its intersection with the aforementioned northwesterly line of Rockwell Avenue N.E.;

Course No. 4: thence South 55° 42’ 52” West along said Northwesterly line of Rockwell Avenue N.E., 90.27 feet to the place of beginning, containing 31,451 square feet of land (0.7220 acres), according to a survey by Garrett and Associates, Inc., Registered Engineers and Surveyors, made in October, 1988, be the same more or less.

Parcel No. 2B

(West Mall Easement Below Grade)

Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being a part of East 2nd Street, 40 feet in width and part of Original Two Acre Lot No. 63, together forming a parcel of land bounded as described as follows:

Beginning on the northwesterly line of Rockwell Avenue, N.E., 66 feet in width, at its intersection with the centerline of East 2nd Street;

Course No. 1: Thence North 34° 03’ 23” West along said centerline of East 2nd Street, 351.23 feet to its intersection with the southeasterly line of St. Clair Avenue, N.E., 99 feet in width;

Course No. 2: thence North 55° 47’ 21” East along said southeasterly line of St. Clair Avenue, N.E., 71.35 feet to the northwesterly corner of an underground garage parcel;

Course No. 3: thence South 34° 17’ 08” East along said southwesterly line of said underground garage parcel, said line being parallel with and distant 192.50 feet southwesterly by rectangular measurement from the Mall Axis as established by Ordinance No. 100158, passed by the Council of the City of Cleveland, Ohio, October 23, 1933, 351.14 feet to its intersection with the aforementioned northwesterly line of Rockwell Avenue, N.E.;

Course No. 4: thence South 55° 42’ 52” West along said northwesterly line of Rockwell Avenue N.E., 72.76 feet to the place of beginning, containing 25,305 square feet of land (0.5809 acres), according to a survey by Garrett and Associates, Inc., Registered Engineers and Surveyors, made in August 1988, be the same more or less.

Parcel No. 3

Together with and all other rights as established by the Amended and Restated Reciprocal Easement Agreement by and among Public Square North Community Urban Redevelopment Corporation, an Ohio non-profit corporation, Mall A Community Urban Redevelopment Corporation, an Ohio non-profit corporation and Memorial Park Garage Community Urban Redevelopment Corporation, an Ohio non-profit corporation dated February 12, 1991, filed for record February 14, 1991 at 3:35 P.M. and recorded in Volume 91-0799, Page 19 of Cuyahoga County Records including, but not limited to rights for support, utilities (including but not limited to gas, electric, telephone, security systems, television cable and other energy and communication means, water, under slab drainage, sanitary sewer and storm sewer lines); water chilling facilities (including water cooling towers, together with appurtenant reservoirs and connecting pipes, mechanical systems, pumps, pipes, conduits, controls and other equipment necessary for the generation of chilled water); passenger elevators, common areas; hotel and office tower lobbies; service access and loading docks, fire exits, stairs and corridors; easement to attach the hotel, the garage and the office tower to each other as necessary to make a weather tight connection between the hotel, the garage and the office tower; and encroachment, construction, maintenance, repair and replacement easements.

Parcel No. 4

Rights of the Insured in and to the sidewalk vaults within the bounds of St. Clair Avenue N.E. as permitted by and subject to the provisions of City of Cleveland Ordinance No. 2369-89.

Description of Garage Parcel

Parcel No. 1C

(Memorial Park Garage)

The subsurface rights necessary therein to construct, operate, maintain, repair and replace the Garage Improvements (consisting primarily of an underground parking garage facility), but excluding therefrom all the area above the waterproof membrane covering the roof slab of the garage located upon the following described premises:

Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being part of East 3rd Street, 99 feet in width, now vacated, part of Theresa Court N.E., 16.5 feet in width, now vacated, part of East 2nd Street, 40 feet in width, as shown by the Vacation Plat recorded in Volume 244 of Maps, Page 35 of Cuyahoga County Records, and part of Original Two Acre Lot Numbers 63, 64, 65 and 66, together forming a parcel of land bounded and described as follows:

Beginning in the northwesterly line of Rockwell Avenue, N.E., 66 feet in width, at the intersection with the center line of said vacated East 2nd Street;

Course No. 1: thence North 34° 03’ 23” West along said center line of vacated East 2nd Street, 351.23 feet to its intersection with the southeasterly line of St. Clair Avenue N.E., 99 feet in width;

Course No. 2: thence North 55° 47’ 21” East along said southwesterly line of St. Clair Avenue, N.E., 483.35 feet to the most northerly corner of the Garage Parcel in “Mall A” as described in Ordinance No. 2648-86, passed by the Council of the City of Cleveland, Ohio, November 24, 1986;

Course No. 3: thence South 34° 17’ 08” East along the northeasterly line of said Garage Parcel, said line being parallel with and distant northeasterly 219.50 feet by rectangular measurement from the Mall Axis as established by Ordinance No. 100158, passed by the Council of the City of Cleveland, Ohio, October 23, 1933, 350.60 feet to a point in the northwesterly line of aforementioned Rockwell Avenue N.E.;

Course No. 4: thence South 55° 42’ 52” West along said northwesterly line of Rockwell Avenue N.E., 484.76 feet to the place of beginning, containing 169,864 square feet of land (3.8995 acres), according to a survey by Garrett and Associates, Inc., Registered Engineers and Surveyors, made in February, 1991, be the same more or less.

APPURTENANT EASEMENTS (Comprising Parcel Nos. 2A, 2B and 3)

Together with those appurtenant easement rights over Parcels Nos. 2A and 2B hereinafter described as established by the Deed of Easements pursuant to Ordinance No. 2911-88 adopted November 30, 1988 by the Council of the City of Cleveland by and among the City of Cleveland, a municipal corporation, Public Square North Community Urban Redevelopment Corporation, an Ohio non-profit corporation and Mall A Community Urban Redevelopment Corporation, an Ohio non-profit corporation, dated December 13, 1988, filed for record

December 15, 1988 at 11:07 AM. and recorded in Volume 88-6551, Page 56 of Cuyahoga County Records, as clarified by the Affidavit on Facte Relating to Title dated July 31, 1990, filed for record August 2, 1990 at 9; 12 A.M. and recorded in Volume 90-4585, Page 1 of Cuyahoga County Records.

Parcel No. 2A

(West Mall Easement At Or Above Grade)

Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being a part of East 2nd Street, now vacated, 40 feet in width, and part of Original Two Acre Lot No. 63, together forming a parcel of land bounded and described as follows:

Beginning in the northwesterly line of Rockwell Avenue, N.E., 66 feet in width, at its intersection with the centerline of said vacated East 2nd Street;

Course No. 1: thence North 34° 03’ 23” West along the said centerline of East 2nd Street, 351.23 feet to its intersection with the southeasterly line of St. Clair Avenue, N.E., 99 feet in width;

Course No. 2: thence North 55° 47’ 21” East along said southeasterly line of St. Clair Avenue N.E., 88.86 feet to its intersection with a line drawn parallel with and distant 175.00 feet southwesterly by rectangular measurement from the Mall Axis as established by Ordinance No. 100158, passed by the Council of the City of Cleveland, Ohio, October 23, 1933;

Course No. 3; thence South 34° 17’ 08” East along said parallel line, 351.11 feet to its intersection with the aforementioned northwesterly line of Rockwell Avenue N.E.;

Course No, 4: thence South 55° 42’ 52” West along said Northwesterly line of Rockwell Avenue N.E., 90.27 feet to the place of beginning, containing 31,451 square feet of land (0.7220 acres), according to a survey by Garrett and Associates, Inc., Registered Engineers and Surveyors, made in October, 1988, be the same more or less.

Parcel No. 2B

(West Mall Easement Below Grade)

Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being a part of East 2nd Street, 40 feet in width and part of Original Two Acre Lot No. 63, together forming a parcel of land bounded as described as follows;

Beginning on the northwesterly line of Rockwell Avenue, N.E., 66 feet in width, at its intersection with the centerline of East 2nd Street;

Course No. 1: Thence North 34° 03’ 23” West along said centerline of East 2nd Street, 351.23 feet to its intersection with the southeasterly line of St. Clair Avenue, N.E., 99 feet in width;

Course No. 2: thence North 55° 47’ 21” East along said southeasterly line of St. Clair Avenue, N.E., 71.35 feet to the northwesterly corner of an underground garage parcel;

Course No. 3: thence South 34° 17’ 08” East along said southwesterly line of said underground garage parcel, said line being parallel with and distant 192.50 feet southwesterly by rectangular measurement from the Mall Axis as established by Ordinance No. 100158, passed by the Council of the City of Cleveland, Ohio, October 23, 1933, 351.14 feet to its intersection with the aforementioned northwesterly line of Rockwell Avenue, N.E.;

Course No. 4: thence South 55° 42’ 52” West along said northwesterly line of Rockwell Avenue N.E., 72.76 feet to the place of beginning, containing 25,305 square feet of land (0.5809 acres), according to a survey by Garrett and Associates, Inc., Registered Engineers and Surveyors, made in August 1988, be the same more or less.

Parcel No. 3

Together with and all other rights as established by the Amended and Restated Reciprocal Easement Agreement by and among Public Square North Community Urban Redevelopment Corporation, an Ohio non-profit corporation, Mall A Community Urban Redevelopment Corporation, an Ohio non-profit corporation and Memorial Park Garage Community Urban Redevelopment Corporation, an Ohio non-profit corporation dated February 12, 1991, filed for record February 14, 1991 at 3:35 P.M. and recorded in Volume 91-0799, Page 19 of Cuyahoga County Records including, but not limited to rights for support, utilities (including but not limited to gas, electric, telephone, security systems, television cable and other energy and communication means, water, under slab drainage, sanitary sewer and storm sewer lines); water chilling facilities (including water cooling towers, together with appurtenant reservoirs and connecting pipes, mechanical systems, pumps, pipes, conduits, controls and other equipment necessary for the generation of chilled water); passenger elevators, common areas; hotel and office tower lobbies; service access and loading docks, fire exits, stairs and corridors; easement to attach the hotel, the garage and the office tower to each other as necessary to make a weather tight connection between the hotel, the garage and the office tower; and encroachment, construction, maintenance, repair and replacement easements.

Description of Hotel Parcel

Parcel No. 1B (Block B)

(Marriott Hotel)

Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being part of East 2nd Street, now vacated, 40 feet in width, part of Commerce Court N.E., now vacated, 19 feet in width, and part of Original Two Acre Lots Nos. 61 and 62, together forming a parcel of land bounded and described as follows:

Beginning on the southeasterly line of St. Clair Avenue, N.E., 99 feet in width, at its intersection with the northeasterly line of Ontario Street, 99 feet in width;

Course No. 1: thence North 55° 47’ 21” East, along said southeasterly line of St. Clair Avenue, N.E., 265.37 feet to a point in the centerline of said vacated East 2nd Street;

Course No. 2: thence South 34° 03’ 23” East, along said centerline of East 2nd Street, 129.52 feet to a point;

Course No. 3: thence South 55° 42’ 52” West, 140.14 feet to a point;

Course No. 4: thence South 34° 17 08” East, 7.50 feet to a point;

Course No. 5: thence South 55° 42’ 52” West, 125.27 feet to a point in the northeasterly line of aforementioned Ontario Street;

Course No. 6: thence North 34° 03’ 06” West, along said northeasterly line of Ontario Street, 137.37 feet to the place of beginning, containing 35,357 square feet of land (0.8117 acres) according to a survey by Garrett and Associates, Inc., Registered Engineers and Surveyors, made in November, 1988 and being further known as Block B in the map of Consolidation and Partition for Society Center as recorded in Volume 244 of Maps, Pages 39 and 40 of Cuyahoga County Records, be the same more or less.

APPURTENANT EASEMENTS (Comprising Parcel Nos. 2A, 2B and 3)

Together with those appurtenant easement rights over Parcels Nos. 2A and 2B hereinafter described as established by the Deed of Easements pursuant to Ordinance No. 2911-88 adopted November 30, 1988 by the Council of the City of Cleveland by and among the City of Cleveland, a municipal corporation, Public Square North Community Urban Redevelopment Corporation, an Ohio non-profit corporation and Mall A Community Urban Redevelopment Corporation, an Ohio non-profit corporation, dated December 13, 1988, filed for record December 15, 1988 at 11:07 AM. and recorded in Volume 88-6551, Page 56 of Cuyahoga County Records, as clarified by the Affidavit on Facts Relating to Title dated July 31, 1990, filed for record August 2, 1990 at 9:12 AM. and recorded in Volume 90-4585, Page 1 of Cuyahoga County Records.

Parcel No. 2A

(West Mall Easement At Or Above Grade)

Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being a part of East 2nd Street, now vacated, 40 feet in width, and part of Original Two Acre Lot No. 63, together forming a parcel of land bounded and described as follows:

Beginning in the northwesterly line of Rockwell Avenue, N.E., 66 feet in width, at its intersection with the centerline of said vacated East 2nd Street;

Course No. 1: thence North 34° 03’ 23” West along the said centerline of East 2nd Street, 351.23 feet to its intersection with the southeasterly line of St. Clair Avenue, N.E., 99 feet in width;

Course No. 2: thence North 55° 47’ 21” East along said southeasterly line of St. Clair Avenue N.E., 88.86 feet to its intersection with a line drawn parallel with and distant 175.00 feet southwesterly by rectangular measurement from the Mall Axis as established by Ordinance No. 100158, passed by the Council of the City of Cleveland, Ohio, October 23, 1933;

Course No. 3: thence South 34° 17’ 08” East along said parallel line, 351.11 feet to its intersection with the aforementioned northwesterly line of Rockwell Avenue N.E.;

Course No. 4: thence South 55° 42’ 52” West along said Northwesterly line of Rockwell Avenue N.E., 90.27 feet to the place of beginning, containing 31,451 square feet of land (0.7220 acres), according to a survey by Garrett and Associates, Inc., Registered Engineers and Surveyors, made in October, 1988, be the same more or less.

Parcel No. 2B

(West Mall Easement Below Grade)

Situated in the City of Cleveland, County of Cuyahoga and State of Ohio and known as being a part of East 2nd Street, 40 feet in width and part of Original Two Acre Lot No. 63, together forming a parcel of land bounded as described as follows:

Beginning on the northwesterly line of Rockwell Avenue, N.E., 66 feet in width, at its intersection with the centerline of East 2nd Street;

Course No. 1: Thence North 34° 03’ 23” West along said centerline of East 2nd Street, 351.23 feet to its intersection with the southeasterly line of St. Clair Avenue, N.E., 99 feet in width;

Course No. 2: thence North 55° 47’ 21” East along said southeasterly line of St. Clair Avenue, N.E., 71.35 feet to the northwesterly corner of an underground garage parcel;

Course No. 3: thence South 34° 17’ 08” East along said southwesterly line of said underground garage parcel, said line being parallel with and distant 192.50 feet southwesterly by rectangular measurement from the Mall Axis as established by Ordinance No. 100158, passed by the Council of the City of Cleveland, Ohio, October 23, 1933, 351.14 feet to its intersection with the aforementioned northwesterly line of Rockwell Avenue, N.E.;

Course No. 4: thence South 55° 42’ 52” West along said northwesterly line of Rockwell Avenue N.E., 72.76 feet to the place of beginning, containing 25,305 square feet of land (0.5809 acres), according to a survey by Garrett and Associates, Inc., Registered Engineers and Surveyors, made in August 1988, be the same more or less.

Parcel No. 3

Together with and all other rights as established by the Amended and Restated Reciprocal Easement Agreement by and among Public Square North Community Urban Redevelopment Corporation, an Ohio non-profit corporation, Mall A Community Urban Redevelopment Corporation, an Ohio non-profit corporation and Memorial Park Garage Community Urban Redevelopment Corporation, an Ohio non-profit corporation dated February 12, 1991, filed for record February 14, 1991 at 3:35 P.M. and recorded in Volume 91-0799, Page 19 of Cuyahoga County Records including, but not limited to rights for support, utilities (including but not limited to gas, electric, telephone, security systems, television cable and other energy and communication means, water, under slab drainage, sanitary sewer and storm sewer lines); water chilling facilities (including water cooling towers, together with appurtenant reservoirs and connecting pipes, mechanical systems, pumps, pipes, conduits, controls and other equipment necessary for the generation of chilled water); passenger elevators, common areas; hotel and office tower lobbies; service access and loading docks, fire exits, stairs and corridors; easement to attach the hotel, the garage and the office tower to each other as necessary to make a weather tight connection between the hotel, the garage and the office tower; and encroachment, construction, maintenance, repair and replacement easements.

Parcel No. 4

Rights of the Insured in and to the sidewalk vaults within the bounds of St. Clair Avenue N.E. as permitted by and subject to the provisions of City of Cleveland Ordinance No. 2369-89.

Exhibit B

Form of Certificate of Membership Interest

[The form of Certificate of Membership Interest follows this page.]

Exhibit B

Form of Certificate of Membership Interest

CERTIFICATE FOR

KEY CENTER PROPERTIES LLC

These units may not be sold, assigned or transferred unless an effective Registration Statement under the Securities Act of 1933, as amended, shall be in effect with regard thereto, or unless an opinion of the Company’s legal counsel shall be rendered that such disposition would not constitute a violation of any relevant federal or state securities laws.

This certificate and the units represented thereby are subject to restrictions on transfer set forth in the Amended and Restated Limited Liability Company Operating Agreement of the Company. The Company will furnish a copy of said agreement to the holder of this certificate upon written request and without charge therefor.

Certificate Number ______
50% of Interests

Key Center Properties LLC, a Delaware limited liability company (the “Company”), hereby certifies that ________________________ (the “Holder”) is the registered owner of 50% of the limited liability company interests in the Company (the “Interests”). THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE INTERESTS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF, THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF THE COMPANY, DATED AS OF DECEMBER 22, 2005, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE “AGREEMENT”). THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Interests.

Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its Managing Member as of the date set forth below.

Dated:	KEY CENTER PROPERTIES LLC, a Delaware limited liability company

	By:	Key Center Properties Limited Partnership, an Ohio limited partnership, its managing member

		By:	JG Key Center Properties LLC, an Ohio limited liability company, its sole general partner

By:
Name:
Title:

(REVERSE SIDE OF CERTIFICATE

FOR INTERESTS OF KEY CENTER PROPERTIES LLC)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto________________________________ __________________________________ (print or typewrite name of Transferee), _________________ (insert Social Security or other taxpayer identification number of Transferee), the following specified percentage of Interests: ________________________ (identify the percentage of Interests being transferred), and irrevocably constitutes and appoints ____________________, as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated:	Signature:
(Transferor)

Address:

Exhibit C

Accounting Policies

[The Accounting Policies follow this page.]

CASH MANAGEMENT, ACCOUNTING POLICIES & REPORTING

CASH MANAGEMENT

Manager shall adopt and help implement Owner’s cash management plan for the Property. All bank accounts, bank balances, bank statements, advices, paid checks, blank checks and other related records established under the cash management plan shall be the sole property of Owner. Owner shall be responsible for the payment of all bank service charges and fees.

ACCOUNTING POLICIES

Manager shall use the accrual method of accounting with GAAP adjustments shown below:

•	Straight-Line Rent Adjustment- Record straight-line rent over the entire lease period on a lease by lease basis

•	Free Rent Adjustment – Recognize any Free Rent as part of the straight-line rent calculation on a lease by lease basis

•

Capitalization Policy – Capitalize any expenditure that replaces, improves, or otherwise extends the economic life of an asset in excess of $5,000 for any given project. This includes tenant improvements and lease acquisition costs (leasing commissions, space planning fees, legal fees, etc) that are in excess of $5,000

•	Depreciation Expense – Record monthly depreciation expense on a straight-line basis over the estimated useful life of a given asset

•	Amortization Expense – Record monthly amortization expense on a straight-line basis over the life of the lease for which the cost was incurred

Other accounting policies include;

•	Variance Reporting explaining month-to-date variances of $10,000 or more and 5% or greater or, year to date variances of $25,000 or more and 10% or greater by line item,

•

Excess Cash, which shall be distributed to the Owner on a monthly basis by the 10th of each month, shall be calculated on an as-needed basis by analyzing the cash on hand and current monthly needs to cover normal operating expenses. The Manager shall submit this analysis to the Owner for the Owners approval by the 9th of each month.

•

Cash may be held in reserve for large expenditures (greater than $25,000) based upon a written request from the Manager and approved by the Owner. Examples of these types of reserves would be for the payment of real estate taxes, capital improvements or tenant buildouts.

REPORTING

Monthly:

•	Executive Summary (operations, leasing, capital, tenant/market issues, other)

•	Balance Sheet

•	Income Statement

•	Trial Balance – Month Activity

•	Trial Balance – YTD Balances

•	General Ledger

•	Copies of all bank statements & reconciliations,

•	Aged Delinquencies Report

•	Check Register

•	Rent Roll

•	Schedule of Capital Additions.

•	Schedule of Depreciation

•	Schedule of Tenant Security Deposits

•	Support Schedules for Asset & Liability accounts (Accrued Receivables, Prepaid Expenses, Other Assets, Accrued Operating Expenses, Accrued Real Estate Taxes, Accrued Interest, Other Liabilities, etc.)

•	MTD & YTD variance report with explanations

•	All reports should be provided using the Wells Chart of Accounts

Timing of Monthly Close for Electronically Connected Properties:

•	15TH of Each Month – AP & CM closes

•	18TH of Each Month – Accruals complete

•	21ST of Each Month – Property accounting review by Manager is complete and notification sent to Wells Accounting that the property is ready for Wells accounting review.

•	28TH of Each Month – Wells Accounting Review complete GL Month close performed by Manager

Timing of Monthly Close for Non-Electronically Connected Properties:

•	Close property level records on the 15th of each month (this would mean an accrual for 15 days of revenues and expenses).

•	Transmit electronic file on the 20th of each month (or the next business day if the 20th falls on a weekend).

•	Full accounting package due on the 23rd of each month (or the next business day if the 23rd falls on a weekend).

•	Submit list of any material accrual adjustments missed by the last business day of each month.

December close timing:

•	Close property books on the 10th of the month (this would mean an accrual for 20 days of revenues and expenses for the month of December).

•	Transmit electronic file on the 15th of December (or the next business day if the 15th falls on a weekend).

•	Full accounting package due on the 20th of December (or the next business day if the 20th falls on a weekend).

•	Submit a list of any material accrual adjustments missed by the last day of the month.

Quarterly

•	Reforecast information is due to the Asset Manager as required.

Annually

•	Annual asset management plans and property budgets are due as requested. Each plan must contain at a minimum:

•	Full year detail budget in Wells Accounts

•	Comparison of Current Year Reforecast to Current Year Budget & the New Budget with detailed variance explanations

•	Major leasing assumptions

•	Detail schedules for all revenue and expense items with assumptions

•	Detail of Capital Expenditure Plan

All references herein to any day of a month means the applicable day of the calendar month.

All references herein and in the Agreement to “Wells” means Wells Real Estate Investment, Inc., Wells Real Estate Investment Trust II, Inc., Wells Capital, Inc., Wells Operating Partnership, L.P., and/or affiliated or related entities to any of the foregoing.